EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES NO JUNE CASH DISTRIBUTION

Dallas, Texas, June 18, 2019 – Simmons Bank, as Trustee of the Hugoton Royalty Trust (OTCQX:HGTXU) (the “Trust”), today declared there would not be a cash distribution to the holders of its units of beneficial interest for June 2019 due to the excess cost positions on all three of the Trust’s conveyances of net profits interests. The following table shows underlying gas sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas sales volumes attributable to the current month were primarily produced in April.

	Underlying Gas Sales Volumes (Mcf) (a)		Average Gas Price per Mcf
	Total	Daily
Current Month	891,000	30,000	$3.04
Prior Month	1,038,000	33,000	$3.24

(a)	Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the Trustee that it has deducted development costs of $28,082, production expense of $2,048,000 and overhead of $1,024,000 in determining the royalty calculation for the Trust for the current month.

Litigation and Arbitration Proceedings – Chieftain

As previously disclosed, XTO Energy advised the Trustee that it reached a settlement with the plaintiffs in the Chieftain class action royalty case. On July 27, 2018 the final plan of allocation was approved by the court. Based on the final plan of allocation XTO Energy has advised the Trustee that it believes approximately $24.3 million in additional production costs should be allocated to the Trust. On May 2, 2018, the Trustee submitted a demand for arbitration seeking a declaratory judgment that the Chieftain settlement is not a production cost and that XTO Energy is prohibited from charging the settlement as a production cost under the conveyance or otherwise reducing the Trust’s payments now or in the future as a result of the Chieftain litigation. The hearing on the claims related to the Chieftain settlement has been scheduled for October 7, 2019. Other Trustee claims related to disputed amounts on the computation of the Trust’s net proceeds for 2014 through 2016 were bifurcated from the initial arbitration and will be heard at a later date, which is still to be determined.

If the approximately $24.3 million allocated portion of the Chieftain settlement results in an adjustment to the Trust’s share of net proceeds, it would result in additional excess costs under the Oklahoma conveyance that would likely result in no distributions under the Oklahoma conveyance for several years, or more depending on the results of operations of the underlying properties, while these additional excess costs are recovered.

Excess Costs

XTO Energy has advised the Trustee that production costs in excess of gross proceeds were $67,000 on properties underlying the Kansas net profits interests for the current month. Underlying cumulative excess costs remaining on the Kansas net profits interests total $1,250,000, including accrued interest of $191,000.

XTO Energy has advised the Trustee that production costs in excess of gross proceeds were $145,000 on properties underlying the Oklahoma net profits interests for the current month. Underlying cumulative excess costs remaining on the Oklahoma net profits interests total $21,165,000, including accrued interest of $127,000. XTO Energy has advised the Trustee that it is now accruing interest on the outstanding excess costs balance, consistent with the provisions in the Trust documents.

XTO Energy has advised the Trustee that production costs in excess of gross proceeds were $177,000 on properties underlying the Wyoming net profits interests for the current month. Underlying cumulative excess costs remaining on the Wyoming net profits interests totaled $177,000.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2018.

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Contact:	Nancy Willis
Vice President
Simmons Bank, Trustee
855-588-7839